EXHIBIT 11.1

                         CORCOM, INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                    (In thousands, except per share data)

                              Thirteen Weeks Ended    Twenty-six Weeks Ended
                              June 29      July 1     June 29         July 1
                                1996        1995        1996           1995
Net earnings per common and
 common equivalent share:

 Average shares outstanding     3,787       3,662       3,769          3,647

 Additional shares assuming
 exercise of dilutive stock
 options-based on the treasury
 stock method using average
 market price                     206         187         194            175

  AVERAGE NUMBER OF COMMON AND
  COMMON EQUIVALENT SHARES      3,993       3,849       3,963          3,822

Net earnings                   $1,303      $  741      $2,567         $1,247

Net earnings per common and
common equivalent share         $0.33       $0.19       $0.65          $0.33


Near earnings per common and
common equivalent share -
assuming full dilution:

Average shares outstanding      3,787       3,662       3,769          3,647

Additional shares assuming
exercise of dilutive stock
options based on the treasury
stock method using the period
end price if higher than the
average market price              206         189         197            189

  FULLY DILUTED AVERAGE NUMBER
  OF COMMON AND COMMON
  EQUIVALENT SHARES             3,993       3,851       3,966          3,836

Net earnings                   $1,303      $  741      $2,567         $1,247

Net earnings per common and
common equivalent shares        $0.33       $0.19       $0.65          $0.33


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